UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2019 (March 29, 2019)

FLIR SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

OREGON	000-21918	93-0708501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27700 SW Parkway Avenue Wilsonville, Oregon	97070
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (503) 498-3547

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 29, 2019, FLIR Systems, Inc. (“FLIR”) entered into a Second Amended and Restated Credit Agreement (the “Second Amended and Restated Credit Agreement”), with certain subsidiaries, as designated borrowers, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and U.S. Bank National Association, as co-syndication agents, Citibank, N.A. and MUFG Union Bank, N.A., as co-documentation agents, and the other lenders party thereto.  The Second Amended and Restated Credit Agreement amended and restated the Company’s existing Amended and Restated Credit Agreement, dated as of May 31, 2016 (the “Existing Credit Agreement”).

The Second Amended and Restated Credit Agreement provides for a $650.0 million unsecured revolving credit facility, a $100.0 million unsecured term loan facility available in U.S. dollars, and a $150.0 million unsecured term loan facility available in Swedish kronor. In connection with the closing of the Second Amended and Restated Credit Agreement, FLIR made an initial borrowing of $100.0 million in revolving loans, $100.0 million in term loans in U.S. dollars, and the equivalent of $150.0 million in term loans in Swedish kronor. Additionally, FLIR repaid in full all outstanding amounts, consisting of revolving loans in an aggregate principal amount of $375.0 million, under the Existing Credit Agreement.

Under the Second Amended and Restated Credit Agreement, FLIR may designate its subsidiaries as additional designated borrowers.  The Second Amended and Restated Credit Agreement will not initially be guaranteed by any subsidiaries.  In the future, certain domestic subsidiaries, including domestic subsidiaries that guarantee other indebtedness in excess of $100.0 million in aggregate principal amount, may be required to become guarantors.

Amounts repaid under the revolving credit facility may be reborrowed.  Amounts repaid under the term loan facilities may not be reborrowed. Any amounts outstanding under the Second Amended and Restated Credit Agreement will bear interest, at FLIR’s election, at either (A) the rate of interest paid for deposits in the relevant currency (the “Eurocurrency Base Rate”) plus an applicable margin between 1.000% and 1.375%, or (B) the highest of (i) the federal funds rate plus 0.500%, (ii) the prime lending rate of Bank of America, N.A. or (iii) the Eurocurrency Base Rate plus 1.000%, in each case plus an applicable margin between 0.000% and 0.375%, and FLIR will pay a commitment fee on the undrawn commitments under the Second Amended and Restated Credit Agreement at a rate between 0.125% and 0.200%, in each case, depending on its consolidated total leverage ratio. The revolving commitments and the term loans under the Second Amended and Restated Credit Agreement will mature on March 29, 2024.

Subject to certain conditions precedent, FLIR has the right at any time to increase the total amount of its commitments under the Second Amended and Restated Credit Agreement by an aggregate additional amount not to exceed $200.0 million.  The provisions of the Second Amended and Restated Credit Agreement, including representations, warranties, covenants and events of default, are substantially similar to the Existing Credit Agreement and include customary affirmative and negative covenants and conditions to borrowing, as well as customary events of default, including but not limited to, the failure to pay interest, principal, fees or charges when due and payable, the failure to perform certain covenants or agreements, false or misleading representations, warranties or statements, cross-defaults, judgment defaults, the occurrence of a change of control, and bankruptcy or insolvency events.

Some of the financial institutions party to the Second Amended and Restated Credit Agreement and the Existing Credit Agreement and their respective affiliates have performed, and/or may in the future perform, various commercial banking, investment banking and other financial advisory services in the ordinary course of business for FLIR and its respective subsidiaries, for which they have received, and/or will receive, customary fees and commissions.

The foregoing description is qualified in its entirety by reference to the text of the Second Amended and Restated Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1
Second Amended and Restated Credit Agreement, dated as of March 29, 2019, by and among FLIR Systems, Inc., certain subsidiaries of FLIR Systems, Inc., as designated borrowers, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and U.S. Bank National Association, as co-syndication agents, Citibank, N.A. and MUFG Union Bank, N.A., as co-documentation agents, and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLIR SYSTEMS, INC.

By:	/s/ Carol P. Lowe
Name: Carol P. Lowe Title: Executive Vice President and Chief Financial Officer

Date: April 1, 2019